Exhibit 12(a)
    WEST PENN POWER COMPANY
     (THOUSANDS OF DOLLARS)

    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                                              12 Months     Years Ended December 31,
                                                Ended
                                               9/30/94         1993       1992       1991       1990       1989
    Earnings:
        Consolidated Net income                $112,339      $102,061    $98,156   $101,178    $93,253    $88,251
        Fixed charges (see below)                60,155        61,845     56,835     53,329     50,567     47,416
        Income taxes                             55,699        51,958     44,658     48,236     33,587     25,811
               Total Earnings                  $228,193      $215,864   $199,649   $202,743   $177,407   $161,478


    Fixed Charges:
        Interest on long-term debt               56,675       $58,857    $53,768    $51,129    $43,177    $43,669
        Other interest                            2,222         1,728      1,824        848      6,091      2,284
        Estimated interest component
           of rentals                             1,258         1,260      1,243      1,352      1,299      1,463
               Total Fixed Charges              $60,155       $61,845    $56,835    $53,329    $50,567    $47,416


    Ratio of Earnings to Fixed Charges             3.79          3.49       3.51       3.80       3.51       3.41

    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                              12 Months     Years Ended Years Ended December 31,
                                                Ended
                                               9/30/94         1993       1992       1991       1990       1989
    Earnings:
        Consolidated Net income                $112,339      $102,061    $98,156   $101,178    $93,253    $88,251
        Fixed charges:
            Interest on long-term debt           56,675        58,857     53,768     51,129     43,177     43,669
            Other interest                        2,222         1,728      1,824        848      6,091      2,284
            Estimated interest component of
               rentals                            1,258         1,260      1,243      1,352      1,299      1,463
               Total fixed charges               60,155        61,845     56,835     53,329     50,567     47,416
         Income taxes                            55,699        51,958     44,658     48,236     33,587     25,811
               Total earnings                  $228,193      $215,864   $199,649   $202,743   $177,407   $161,478
    Consolidated net income                    $112,339      $102,061    $98,156   $101,178    $93,253    $88,251
    Add-Income taxes                             55,699        51,958     44,658     48,236     33,587     25,811
         Income before taxes on income         $168,038      $154,019   $142,814   $149,414   $126,840   $114,062
    Effective income tax rate (1)                0.3315        0.3373     0.3127     0.3228     0.2648     0.2263
    Inverse of effective income tax rate         0.6685        0.6627     0.6873     0.6772     0.7352     0.7737
    Preferred dividends not deductible for
        federal income tax purposes              $7,817        $7,671     $6,781     $6,586     $6,586     $6,586
    Earnings requirement before income
        taxes, necessary to meet non-
        deductible preferred stock
        dividends (2)                           $11,693       $11,575     $9,866     $9,725     $8,958     $8,512
    Preferred dividends deductible for
       federal income tax purposes                  535           535        550        550        550        550
    Fixed charges                                60,155        61,845     56,835     53,329     50,567     47,416
    Fixed charges and preferred stock
       dividend requirements                    $72,383       $73,955    $67,251    $63,604    $60,075    $56,478
    Ratio of total earnings to fixed charges
        and preferred stock dividend
        requirements                               3.15          2.92       2.97       3.19       2.95       2.86

     (1) Income taxes divided by income before taxes on income.
     (2) Preferred dividends charged to retained earnings during period divided by the inverse of effective income tax rate
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